PROMISSORY NOTE

DEFINED TERMS

Execution Date:   November 8, 2013

Loan Amount: $290,000,000	Interest Rate: A rate per annum equal to the sum of 180 basis points and the LIBOR RATE (as defined in Section 1(b))

Borrower:	MAGUIRE PROPERTIES – 355 S. GRAND, LLC,
a Delaware limited liability company

Borrower’s Address:

Maguire Properties – 355 S. Grand, LLC c/o Brookfield Office Properties 250 Vesey Street, 15th Floor New York, New York 10281 Attention: Jason Kirschner Facsimile: (646) 430-8556

with copies to:

Maguire Properties – 355 S. Grand, LLC c/o Brookfield Office Properties 250 Vesey Street, 15th Floor New York, New York 10281 Attention: General Counsel Facsimile: (212) 417-7195

and:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Joshua Mermelstein, Esq.
Telephone: (212) 859-8137 Facsimile: (212) 859-4000

Holder or Lender:	METROPOLITAN LIFE INSURANCE COMPANY, a New York Corporation

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Holder's Address:

Metropolitan Life Insurance Company 10 Park Avenue Morristown, New Jersey 07962 Attention: Senior Vice President Real Estate Investments Re: 355 S. Grand

and:

Metropolitan Life Insurance Company 333 South Hope Street, Suite 3650 Los Angeles, California 90071 Attention: Director/Officer in Charge Re: 355 S. Grand

and:	Metropolitan Life Insurance Company
425 Market Street, Suite 1050 San Francisco, California 94105 Attn: Associate General Counsel Re: 355 S. Grand

Maturity Date: December 1, 2016, as the	Advance Date: The date funds are disbursed to Borrower.
same may be extended in accordance with
Section 1(e) hereof.

Interest Only Period: The period from the Advance Date and ending on the Maturity Date.

Monthly Installment: As provided in Section 1(c) hereof.

Liable Party:	BROOKFIELD DTLA HOLDINGS LLC,
a Delaware limited liability company

Address of Liable Party:

Brookfield DTLA Holdings LLC
c/o Brookfield Office Properties, Inc.
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Jason Kirschner
Facsimile: (646) 430-8556

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with copies to:

Brookfield DTLA Holdings LLC
c/o Brookfield Office Properties, Inc.
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: General Counsel
Facsimile: (212) 417-7195

and:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Joshua Mermelstein, Esq.
Telephone: (212) 859-8137
Facsimile: (212) 859-4000

Late Charge: An amount equal to four cents ($.04) for each dollar that is not paid within seven (7) days after the same is due.

Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).

Closing Certificate and Post Closing Agreement: Closing Certificate and Post Closing Agreement executed by Borrower in favor of Lender and dated as of the Execution Date.

Note: This Promissory Note, as the same may be amended, consolidated, split, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

Deed of Trust: Deed of Trust, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to the Trustee named in the Deed of Trust for the benefit of Holder, as the same may be amended, consolidated, split, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

Loan Documents: This Note, the Deed of Trust and any other documents related to this Note and/or the Deed of Trust (including, without limitation, the Closing Certificate and Post Closing Agreement) and all renewals, amendments, modifications, restatements and extensions of these documents.

Guaranty: Guaranty dated as of the Execution Date and executed by Liable Party.

Indemnity Agreement or Unsecured Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower in favor of Holder.

The Indemnity Agreement and Guaranty are not Loan Documents and, in accordance with their terms, shall survive repayment of the Loan or other termination of the Loan Documents.

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Loan: The loan evidenced by this Note.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder, at Holder's Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed of Trust.

1.          Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a)          The Interest Rate is the rate set forth on the front page of this Note. The Interest Rate will be reset by Holder, effective as of the first day of the first month following the month during which the Advance Date occurs, and effective the first day of each successive one month period thereafter during the term of the Loan (individually “Rate Reset Date” and collectively “Rate Reset Dates”). The Interest Rate will be reset as aforesaid to the annual rate equal to the sum of (i) 180 basis points (1.80%) plus (ii) the “LIBOR Rate” as of the close of the second Business Day prior to each of the Rate Reset Dates. A “Business Day” shall mean a day that both (x) commercial banks in London are open for international business (including dealings in dollar deposits) and (y) Holder is open for business in New York City.

(b)          The term “LIBOR Rate” as used herein shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as Reuters Screen LIBOR01 Page, or such other page as may replace LIBOR01 on that service (or such other service as may be nominated as the information vendor by the British Bankers' Association (“BBA”), or successor administrator to the BBA, for the purpose of displaying the BBA’s, or successor administrator’s, interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”. In the event the LIBOR Rate is no longer available, it may be replaced by the nearest equivalent or replacement benchmark, as determined by Holder in its sole discretion.

(c)          Borrower shall pay interest only in advance on the Advance Date and shall then pay interest only in arrears, on the first day of the second month following the Advance Date and thereafter Borrower shall make payments of interest only on the first day of each month through and including the month immediately preceding the Maturity Date (each such payment a “Monthly Installment”). On each day when any payment of interest (or principal and interest) is due hereunder, Borrower shall pay to Holder all interest that is then accrued and outstanding. Interest shall be calculated on a daily basis of the actual number of days elapsed over a 360-day year.

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(d)          On the Maturity Date, a final payment in the aggregate amount of the unpaid Secured Indebtedness shall become immediately payable in full. The “Secured Indebtedness” means the aggregate amount of the principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed of Trust and/or any other Loan Documents, including without limitation all future advances or fundings that may be made to or on behalf of Borrower by Holder following the Advance Date.

Borrower acknowledges and agrees that the entire unpaid Loan Amount shall be outstanding and due on the Maturity Date.

(e)          Borrower shall have two (2) options (the “Extension Options”) to extend the Maturity Date of the Loan, each for a period of one year (in each case, the applicable “Extension Period”) provided that Borrower shall have provided Holder with written notice of its intent to exercise such Extension Option at least 30 days but not more than 90 days prior to the then-applicable Maturity Date (the “Option Exercise Notice”), and provided further that except as otherwise expressly provided below, the following conditions shall be satisfied:

(i)          As of the date of the Option Exercise Notice, Borrower’s debt yield ratio shall be no less than 12% on a forward-looking basis (as determined by Holder in its reasonable discretion). After receipt of an Option Exercise Notice, and to the extent Holder determines that Borrower is not entitled to exercise the applicable Extension Option as the result of Borrower’s failure to achieve the requisite debt yield ratio, Holder will provide Borrower with its calculation of the debt yield ratio within ten Business Days after the same is requested in writing by Borrower (which request is made following receipt of Lender’s determination). To the extent that Borrower does not otherwise satisfy the specified debt yield ratio, Borrower may elect to satisfy the same by making a partial prepayment of the Loan prior to the commencement of the applicable Extension Period, which prepayment shall be made in accordance with the terms of this Note (but without requiring payment of the entire Accelerated Loan Amount), and in the amount which would cause Borrower to satisfy the specified debt yield ratio, as reasonably determined by Lender. In such event the debt yield ratio shall be calculated as of the date of the Option Exercise Notice but shall be calculated as if such prepayment has been made.

(ii)         As of the date of the Option Exercise Notice, the ratio of the outstanding balance of the Loan to the value of the Property (as reasonably determined by Holder based on an appraisal of the Property prepared by a qualified appraiser selected by Holder and compensated by Borrower, and referred to herein as the “LTV Ratio”) shall be not greater than 60%. After receipt of an Option Exercise Notice, and to the extent Holder determines that Borrower is not entitled to exercise the applicable Extension Option as the result of Borrower’s failure to meet the requisite LTV Ratio, Holder will provide Borrower with its calculation of the LTV Ratio within ten Business Days after the same is requested in writing by Borrower (which request is made following receipt of Lender’s determination). To the extent that Borrower does not otherwise satisfy the specified LTV Ratio, Borrower may elect to satisfy the same by making a partial prepayment of the Loan prior to the commencement of the applicable Extension Period, which prepayment shall be made in accordance with the terms of this Note (but without requiring payment of the entire Accelerated Loan Amount), and in the amount which Lender reasonably determines would cause Borrower to satisfy the specified LTV Ratio. In such event the LTV Ratio shall be calculated as of the date of the Option Exercise Notice but shall be calculated as if such prepayment has been made.

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(iii)        Prior to the commencement of the applicable Extension Period, Borrower shall pay an extension fee equal to $725,000.

(iv)        Prior to the commencement of the applicable Extension Period, Borrower shall have satisfied all requirements hereof with respect to an Interest Rate Cap Agreement for the applicable Extension Period.

(v)         As of the date of the Option Exercise Notice, no Event of Default shall exist.

(vi)        Prior to the commencement of the applicable Extension Period, if reasonably requested by Holder, Borrower and Liable Party shall have executed documents evidencing such extension in form and substance satisfactory to Holder in its reasonable discretion; provided, that such documents shall not increase the Borrower’s or the Liable Party’s obligations under the Loan Documents, the Indemnity Agreement or the Guaranty (except to the extent of any extension thereof corresponding to the applicable Extension Period) or decrease their rights thereunder.

(vii)       Borrower shall have paid all out of pocket costs and expenses incurred by Holder in connection with Borrower’s exercise of such Extension Option, including title insurance premiums (not to exceed $2,500), documentation costs and reasonable attorneys’ fees. Such costs and expenses shall be payable by Borrower whether or not the applicable extension occurs; provided that such extension shall not occur unless the costs and expenses referred to in this clause (vii) have been paid prior to the commencement of the applicable Extension Period.

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(viii)      If, at the time Borrower delivers the Option Exercise Notice with respect to the first Extension Option, the Specified Elevator Cabs and related equipment have not been replaced in a manner satisfactory to Holder in its reasonable discretion (the “Required Elevator Work”) then the Maturity Date shall not be extended in accordance with such Extension Option unless prior to the original Maturity Date either Borrower completes the Required Elevator Work in a manner satisfactory to Holder in its reasonable discretion, or Borrower (A) delivers cash collateral or an Acceptable Letter of Credit in an amount equal to the Required Elevator Funding Amount, and in each case as between Borrower and Holder subject to disbursement or draw conditions satisfactory to Holder in its reasonable discretion, or (B) makes a partial prepayment of principal outstanding under the Loan in accordance with the terms of the Note, which prepayment is not less than the Required Elevator Funding Amount (but shall not require payment of the entire Accelerated Loan Amount). Notwithstanding the foregoing, Borrower shall not be entitled to make a partial prepayment as described in clause (B) to satisfy this Subsection 1(e) (viii) if the LTV Ratio prior to any prepayment in accordance with Subsections 1(e)(i), (ii) or (viii) hereof exceeds 75%. In no event shall any prepayment required for the satisfaction of Subsections 1(e) (i) or (ii) of this Note be deemed to satisfy the requirements of this Subsection 1(e) (viii) with regard to the Required Elevator Funding Amount or vice versa. For the avoidance of doubt, the condition set forth in this Subsection 1(e) (viii) shall apply only to the First Extension Option and not to the Second Extension Option. As used herein the “Required Elevator Funding Amount” shall mean the sum of $5,000,000, less any such amounts which Borrower demonstrates to Holder’s reasonable satisfaction have already been paid or incurred by Borrower for the Required Elevator Work. Also as used herein the “Specified Elevator Cabs” shall mean traction elevators no. 37-60 and hydraulic elevator no. 61 located at 355 South Grand, Los Angeles, all located within the Property. “Acceptable Letter of Credit” means a letter of credit issued by a national bank having an office in New York, New York (which bank is otherwise reasonably satisfactory to Holder), which letter of credit is: (1) payable on sight at such bank’s offices in New York, New York, (2) has terms substantially similar to those of the letter of credit attached as Exhibit A to the Closing Certificate and Post Closing Agreement, and (3) is otherwise in form and substance reasonably acceptable to Holder.

In connection with the exercise of any Extension Option Borrower shall provide such evidence of satisfaction of the foregoing as Holder may reasonably request. The terms and conditions of the Loan Documents, the Indemnity Agreement and the Guaranty shall remain unchanged during the Extension Period, except to the extent of any extension thereof corresponding to the applicable Extension Period.

2.          Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3.          Security. The covenants of the Deed of Trust are incorporated by reference into this Note. This Note shall evidence, and the Deed of Trust shall secure, the Secured Indebtedness.

4.          Late Charge. If any scheduled payment of interest is not paid within 7 days after the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. For the avoidance of doubt, the Late Charge shall not apply to the outstanding principal balance of the Loan due on the Maturity Date or upon any earlier acceleration of the Loan. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5.          Acceleration Upon Default. At the option of Holder, at any time during which an Event of Default exists, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the "Accelerated Loan Amount”) shall become immediately due and payable.

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6.          Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State of California (the “State”). The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all Events of Default are cured.

7.          Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder's election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8.          Prepayment. Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except as expressly set forth in Section 9 below. Except to the extent otherwise expressly permitted under the Loan Documents, if Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice.

9.          Prepayment Fee.

(a)          The Loan may not be prepaid in whole or in part at any time prior to the Maturity Date except as follows: (x) commencing on the Execution Date, Borrower may prepay the Secured Indebtedness in its entirety subject to the Prepayment Fee (as defined below) on no less than 10 days prior written notice to Holder, (y) Borrower may make partial prepayments to the extent expressly so permitted in Section 1(e) hereof, and (z) Borrower may make payments of Insurance Proceeds or Condemnation Proceeds in the event of a casualty or condemnation, as expressly required in accordance with the Deed of Trust. Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the preceding sentence, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following an Event of Default and an acceleration of the Maturity Date, Borrower shall pay an amount equal to the Default Prepayment Fee (as hereinafter defined). Notwithstanding the foregoing, no more than two times during any calendar year, Borrower may rescind its notice of intention to prepay in writing, which notice of rescission shall be provided to Holder no less than 5 days prior to the date specified in Borrower's prepayment notice as the prepayment date, provided that Borrower shall be responsible for any out-of-pocket costs and expenses incurred as a result of such rescission; thereafter in such calendar year, any prepayment notice given by Borrower is irrevocable and may not be withdrawn.

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(b)          The “Default Prepayment Fee” shall be equal to (i) the greater of (a) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually, or (b) one percent (1%) of the amount of the principal being prepaid. A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the Loan multiplied by 1.80%, divided by 360, multiplied by 365 and divided by 12. The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of principal and interest due on the Loan to and including the last day of the 24th month after the month in which the Advance Date occurs.

(c)          The “Prepayment Fee” shall be as follows: (a) for the 1st through the 12th month after the month in which the Advance Date occurs, .50% of the amount of principal being prepaid, (b) for the 13th through the 24th month after the month in which the Advance Date occurs, .25% of the amount of principal being prepaid, and (c) commencing on the first day of the 25th month after the month in which the Advance Date occurs and thereafter, no Prepayment Fee shall be payable.

(d)          The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment.

10.         Waiver of Right to Prepay Note Without Prepayment Fee or Default Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of this Note requires a Prepayment Fee or Default Prepayment Fee shall include the Prepayment Fee or Default Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Holder that the amounts advanced under this Note would not be prepaid during the term of this Note, or if any such prepayment would occur, the Prepayment Fee or Default Prepayment Fee would apply (except as expressly permitted by the terms of this Note). Borrower also agrees that the Prepayment Fee or Default Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

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BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954. 10 TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE DEED OF TRUST, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

BORROWER’S INITIALS: JK

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11.         Liability of Borrower.

(a)          Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Holder to proceed against Liable Party under the Guaranty or against Borrower, (i) to enforce any Leases entered into by Borrower or its affiliates as tenant; (ii) to recover actual damages for fraud, intentional material misrepresentation, or intentional physical waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits paid to Borrower or prepaid rents for a period of more than 30 days in advance of their respective due dates which have not been delivered to Holder; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover actual damages, costs and expenses arising from, or in connection with, the Unsecured Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Deed of Trust and any amount expended by Holder in connection with the foreclosure of the Deed of Trust (provided that if the foreclosure of the Deed of Trust is uncontested then Borrower’s liability hereunder for the costs thereof shall be limited to any such costs in excess of $25,000); (viii) to recover costs and actual damages arising from Borrower’s failure to pay any insurance premiums or Impositions in the event Borrower is not required to deposit such amounts with Holder pursuant to Section 2.05 of the Deed of Trust, except where such failure to pay is due to insufficiency of available Borrower funds (and provided that during the six-month period prior to such failure to pay and at all times thereafter all Borrower’s funds were used for Property expenses (other than costs of disputes with Holder), and none of Borrower’s funds were distributed to any owner of Borrower, and, in the case of failure to pay insurance premiums Borrower provided prior written notice to Holder stating expressly that it would not be able to fund such payment of premiums), (ix) to recover costs and actual damages arising from Borrower’s failure to comply with the provisions of the Deed of Trust pertaining to ERISA; (x) to recover any actual damages, costs, expenses or liabilities, including attorneys' fees, incurred by Holder and arising from any breach or enforcement of any "environmental provision" (as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; (xi) to recover costs and actual damages arising from any unpermitted Transfer or Secondary Financing which occurs and consists of leases of office space in the Property in violation of the Loan Documents, and/or (xii) to recover any amounts payable by Borrower under Subsection IV(D) of the Closing Certificate and Post Closing Agreement.

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The limitation of liability set forth in this Section 11 shall not apply, and the Loan shall be fully recourse to Borrower in the event that prior to the full, final and indefeasible repayment of the Secured Indebtedness, Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 90 days of filing. Notwithstanding the previous sentence, Borrower shall not be personally liable for payment of the Secured Indebtedness merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Borrower Party; and (2) none of the Borrower nor any Borrower Party shall propose or support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of Holder's rights under the Loan Documents or the Unsecured Indemnity. In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

Notwithstanding the foregoing, the limitation of liability set forth in this Section 11 shall not apply, and the Loan shall be fully recourse to Borrower in the event that there is a Transfer or Secondary Financing (except any Transfer or Secondary Financing that (a) is permitted by the Loan Documents, (b) is otherwise approved by Holder in writing, (c) consists of mechanics liens which have not been foreclosed, or other involuntary liens which have not been foreclosed, (d) consists of leases of office space in the Property in violation of the Loan Documents, or (e) consists of the granting of easements that do not unreasonably interfere with the use or value of the Property).

“Borrower Party” means Borrower, Liable Party, and any other entity controlling, controlled by or under common control with either of them, and “Borrower Parties” means any two or more of them.

(b)          Notwithstanding any provision to the contrary contained herein or any other Loan Documents or the Unsecured Indemnity Agreement (and this provision shall in all cases supersede all contradictory provisions and agreements contained herein or in the Loan Documents and/or the Unsecured Indemnity Agreement), none of Trustor’s Constituents (other than Borrower and Liable Party) nor any of the officers, directors or employees of Borrower or of any of Trustor’s Constituents (collectively the “Up-Tier Borrower Parties”) shall be personally liable for, and Holder shall not seek damages, money judgments, deficiency judgment or personal judgment against any of the Up-Tier Borrower Parties for, the enforcement of any of the obligations of Borrower or any other party hereunder or under any of the other Loan Documents or the Unsecured Indemnity Agreement. As used in this Section 11 the term “Trustor’s Constituents” shall have the meaning set forth in the Deed of Trust.

12.         Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

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13.         Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times during the continuance of an Event of Default have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement or the Guaranty.

14.         Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney's fee. This obligation is not limited by Section 11.

15.         No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents constitute the complete and final expression of the lending relationship between Borrower and Holder. All prior agreements are of no further force or effect. Borrower acknowledges that there is no unwritten agreement binding on Holder with respect to the Loan or the Property.

16.         Governing Law. This Note is to be construed and enforced in accordance with the laws of the State.

17.         Construction. The words "Borrower" and "Holder" shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18.         Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed of Trust.

19.         Time of the Essence. Time shall be of the essence with respect to all of Borrower's obligations under this Note.

20.         Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

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21.         Interest Rate Cap Agreement.

(a)          At all times until the Secured Indebtedness is repaid in full (including during any Extension Period), Borrower shall maintain in the possession of Lender, in full force and effect, an Interest Rate Cap Agreement providing for protection against increases in the LIBOR Rate and satisfying the requirements of this Section 21 (an “Interest Rate Cap Agreement”). The notional amount of each such Interest Rate Cap Agreement shall equal amount of principal outstanding under the Loan on the date such Interest Rate Cap Agreement is issued. The strike interest rate designated in each Interest Rate Cap Agreement (the “Strike Rate”) during the original Loan term shall be 4.75%, and the requisite Strike Rate for any Extension Period shall be determined by Holder in its reasonable discretion, taking into consideration the forward LIBOR curve, the debt service coverage ratio, the requirements of similar lenders with similar borrowers for similar loans (but not implying an obligation to conform thereto) and such other factors as Holder may reasonably deem relevant.

(b)          The term of any Interest Rate Cap Agreement delivered pursuant to this Section 21 at closing shall be at least equal to three (3) years. If an Extension Option shall have been properly exercised, then not less than 30 days prior to the commencement of the applicable Extension Period, Borrower shall enter into an Interest Rate Cap Agreement expiring not earlier than the last day of the applicable Extension Period, and otherwise satisfying the requirements of this Section 21.

(c)          Any Interest Rate Cap Agreement (i) shall be in form reasonably acceptable to Lender, (ii) shall be with a counterparty that has and maintains a long-term unsecured debt rating or counterparty rating of A or higher from S&P and a long-term unsecured debt rating of A2 or higher from Moody’s, and is otherwise satisfactory to Holder in its reasonable discretion (a counterparty meeting both such criteria may be referred to as an “Acceptable Counterparty”), and (iii) shall direct such acceptable counterparty to deposit any and all payments due under the Interest Rate Cap Agreement directly into an account designated by Lender so long as any portion of the Loan remains outstanding, provided however, for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if the Property is transferred to Lender (or its nominee or designee) by judicial foreclosure or non-judicial foreclosure or by deed-in-lieu thereof. Borrower shall collaterally assign to Lender all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement which shall by its terms authorize the assignment to Lender and require that payments be deposited directly into the account as shall be designated by Lender. In furtherance of the foregoing, together with the delivery of the initial interest rate cap agreement required hereunder, as well as any replacement interest rate cap agreement required hereunder, Borrower shall execute and deliver a Collateral Assignment of Interest Rate Cap Agreement in the form of the Collateral Assignment of Interest Rate Cap Agreement delivered in connection with the Loan substantially concurrently herewith.

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(d)          Borrower shall comply with all of its obligations under the Interest Rate Cap Agreement. All amounts paid by the counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into such account as shall be designated by Lender. The Interest Rate Cap Agreement, the Cap Proceeds (as hereinafter defined), and the aforesaid account designated by Lender shall be deemed to be part of the “Property” for purposes of Section 11 hereof. Borrower shall take all actions reasonably required by Lender to enforce Lender's rights under the Interest Rate Cap Agreement in the event of a default by the counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(e)          In the event of a withdrawal, qualification or downgrade of the rating of the counterparty to any Interest Rate Cap Agreement (whether procured with respect to the initial Loan term or any Extension Period) below a rating of BBB+ from S&P or Baal from Moody’s, then within 10 Business Days after written notice from Holder, Borrower shall deliver to Holder a replacement Interest Rate Cap Agreement satisfying the requirements set forth herein and issued by an Acceptable Counterparty; provided, however, that Borrower shall not be required to obtain such replacement Interest Rate Cap Agreement if, within said period of 10 Business Days (i) the rating of such counterparty after such downgrade is at least BBB from S&P and Baa2 from Moody’s, and such counterparty or an affiliate thereof posts cash collateral in an amount and manner reasonably acceptable to Holder securing the counterparty’s obligations under the Interest Rate Cap Agreement (provided however that if such ratings of such counterparty subsequently fall below BBB from S&P or Baa2 from Moody’s, Holder again may require a replacement Interest Rate Cap Agreement), or (ii) an affiliate of such counterparty, which affiliate has a long-term unsecured debt rating or counterparty rating of A or higher from S&P and a long-term unsecured debt rating of A2 or higher from Moody’s, delivers a guaranty reasonably acceptable to Holder guaranteeing the counterparty’s obligations under the Interest Rate Cap Agreement (provided however that if such ratings of such guarantor subsequently fall below BBB from S&P or Baa2 from Moody’s, Holder again may require a replacement Interest Rate Cap Agreement).

(f)          In the event that Borrower fails to purchase, deliver and/or maintain the Interest Rate Cap Agreement or any replacement thereof as required hereby, Lender may, after ten (10) Business Days’ written notice to Borrower (in addition to exercising any of its other rights and remedies), purchase such Interest Rate Cap Agreement or any replacement thereof and the actual out-of-pocket costs incurred by Lender in purchasing and maintaining the same shall be paid by Borrower with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(g)          In connection with each Interest Rate Cap Agreement provided hereunder, Borrower shall obtain and deliver to Lender an opinion of counterparty’s counsel (upon which Lender and its successors and assigns may rely) in form, scope and substance reasonably acceptable to Lender, regarding the authorization of the counterparty to enter into such Interest Rate Cap Agreement and any collateral assignment thereof, the legality, validity, and binding effect of such Interest Rate Cap Agreement and the collateral assignment thereof as to such counterparty, and such other matters as Lender may reasonably require.

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(h)          Proceeds of any and all rights that Borrower may now or hereafter have to any and all payments, disbursements, distributions or proceeds under any Interest Rate Cap Agreement (“Cap Proceeds”) may be held by Lender as cash collateral for Borrower’s obligations under the Loan Documents and shall be applied as provided below. If an Event of Default exists, any such Cap Proceeds may be applied by Lender to the payment of accrued interest, late charges, principal (including the Prepayment Fee, if any, occasioned by a principal payment), or any other obligation arising out of the obligations of Borrower to Lender under the Loan Documents in such manner as Lender in its sole discretion deems appropriate. If no Event of Default exists, proceeds of any such Cap Proceeds received by Lender shall upon receipt be applied by Lender to interest under the Note, then to any other amounts due and owing under the Loan Documents and any such Cap Proceeds which remain unapplied thereafter shall be returned to Borrower. If held as cash collateral following an Event of Default and not otherwise applied to Borrower’s obligations outstanding under the Loan Documents, such cash collateral (or what remains thereof) shall be returned to Borrower upon the indefeasible payment in full of all amounts owing under the Note, and the other Loan Documents.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

Borrower:

MAGUIRE PROPERTIES – 355 S. Grand, LLC,
a Delaware limited liability company

By:	/s/ Jason Kirschner
Name: Jason Kirschner
Title: Vice President, Finance

SIGNATURE PAGE